Exhibit 99

DOBHAI VENTURES ACQUIRES PRODUCED WATER SOLUTIONS ON MONTANA MINING ASSIGNMENT

July 6, 2010 - Salt Lake City, Utah - Montana Mining Corp., a public company trading under the symbol MMGC.OB (Montana) today announced that Dobhai Ventures, Inc. (Dobhai) acquired Produced Water Solutions on July 2, 2010.

On August 26, 2009 Montana entered into an agreement, with Dobhai, Produced Water Solutions, Inc. (PWS) and the shareholders of PWS that assigned Montana’s interest in the share exchange agreement dated November 20, 2008 to Dobhai in exchange for a 2½% royalty on net revenue for a period of 36 months up to $1,000,000 and a cash payment of $135,000 payable on Dobhai’s acquisition of PWS.

“We are pleased that Dobhai has closed its transaction with PWS and look forward to its success with Dobhai” stated Montana’s chief executive officer Ruairidh Campbell. “Montana can now devote itself entirely to the design and construction of a premiere destination resort dedicated to mountain biking in the Dominican Republic.”

Montana intents to acquire Park Capital Management, Inc.’s wholly owned subsidiary JPB S.A. which owns approximately 700 acres in the heart of the Dominican Republic. The resort will offer mountain biking aficionados and adventurers an unparalleled biking experience that includes gorgeous vistas, handcrafted single-track trails, burms, tabletops, hipturns, ladderdrops, beautiful transitions, feature and skills parks, and dirt jumps.  Visitors will be able relax in an exclusive, “six-star” resort that retains its rural flavor far off the beaten path. Montana expects that ParkVida will be open for its first season by October 31, 2011.

Forward Looking Statements

A number of statements contained in this press release are forward-looking statements. A safe-harbor provision may not be applicable to the forward-looking statements made in this press release. These forward-looking statements involve a number of risks and uncertainties, including the sufficiency of existing capital resources, uncertainties related to the development of Montana’s business plan, and its ability to secure sources of financing. The actual results that Montana may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Montana encourages the public to read the information provided here in conjunction with its most recent filings on Form 10-K and Form 10-Q. Montana’s public filings may be viewed at www.sec.gov

Park Capital Management, Inc.

Jay Blackmore, President

(306) 536-7409

Email: jayblackmore@gmail.com

Montana Mining Corp.

Ruairidh Campbell, President

(801) 582-9609

Email: ruairidhcampbell@msn.com

1